                                                                    EXHIBIT 99.1








     Metallurg Holdings, Inc
     Condensed Consolidated Financial Statements (Unaudited)
     March 31, 2004 and for
     the quarters ended
     March 31, 2004 and 2003

                         PART I - FINANCIAL INFORMATION

                          ITEM 1 - FINANCIAL STATEMENTS

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

           CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
                                 (In thousands)

                                                                                               Quarters Ended
                                                                                                  March 31,
                                                                                           ---------------------
                                                                                             2004          2003
                                                                                           -------       -------
Sales...................................................................................   $75,419       $69,991
Commission income.......................................................................       131           154
                                                                                           -------       -------
   Total revenue........................................................................    75,550        70,145
                                                                                           -------       -------

Operating costs and expenses:
   Cost of sales........................................................................    68,234        62,640
   Selling, general and administrative expenses.........................................     6,967         7,588
   Restructuring charges................................................................        97             -
                                                                                           -------       -------
   Total operating costs and expenses ..................................................    75,298        70,228
                                                                                           -------       -------

     Operating income (loss) ...........................................................       252           (83)

Other income (expense):
   Other income, net....................................................................        48            30
   Interest expense, net................................................................    (4,236)       (4,502)
                                                                                           -------       -------

     Loss before income tax provision, minority interest and discontinued operations ...    (3,936)       (4,555)
Income tax provision ...................................................................        96           205
                                                                                           -------       -------

     Loss before minority interest and discontinued operations..........................    (4,032)       (4,760)
Minority interest ......................................................................        39           (24)
                                                                                           -------       -------

     Loss before discontinued operations................................................    (3,993)       (4,784)
                                                                                           -------       -------

Income from discontinued operations, net of tax of $171 and $282                               338           487
Loss on sale of discontinued operations, net of tax of $0 ..............................    (1,162)            -
                                                                                           -------       -------
     Discontinued operations - net of tax ..............................................      (824)          487
                                                                                           -------       -------

     Net loss ..........................................................................    (4,817)       (4,297)

Other comprehensive income (loss):
   Foreign currency translation adjustment..............................................     3,113           (29)
   Deferred gain (loss) on derivatives, net.............................................       867           (27)
                                                                                           -------       -------

     Comprehensive loss ................................................................   $  (837)      $(4,353)
                                                                                           =======       =======


      See notes to condensed unaudited consolidated financial statements.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                          March 31,     December 31,
                                                                                             2004          2003
                                                                                         -----------    ------------
                                                                                         (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents ...........................................................   $ 13,291      $ 18,557
   Restricted cash......................................................................      7,000             -
   Accounts receivable, net ............................................................     44,648        37,771
   Inventories..........................................................................     56,285        44,457
   Prepaid expenses and other current assets ...........................................      9,648         8,107
   Discontinued operations - current assets ............................................          -        14,738
                                                                                           --------      --------

     Total current assets ..............................................................    130,872       123,630
Property, plant and equipment, net .....................................................     53,366        54,324
Other assets............................................................................     21,871        20,333
Discontinued operations - non-current assets ...........................................          -         1,948
                                                                                           --------      --------
     Total .............................................................................   $206,109      $200,235
                                                                                           ========      ========

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
   Short-term debt and current portion of long-term debt ...............................   $ 17,300      $  8,315
   Accounts payable                                                                          31,469        25,808
   Accrued expenses ....................................................................     13,453        12,946
   Other current liabilities ...........................................................      4,050         3,340
   Discontinued operations - current liabilities .......................................          -         9,843
                                                                                           --------      --------
     Total current liabilities .........................................................     66,272        60,252
                                                                                           --------      --------

Long-term Liabilities:
   Long-term debt ......................................................................    161,290       160,357
   Accrued pension liabilities .........................................................     30,895        29,543
   Environmental liabilities, net ......................................................     21,131        22,678
   Other liabilities ...................................................................      1,011         1,000
   Discontinued operations - non-current liabilities ...................................          -           218
                                                                                           --------      --------
     Total long-term liabilities .......................................................    214,327       213,796
                                                                                           --------      --------
     Total liabilities .................................................................    280,599       274,048
                                                                                           --------      --------

Minority Interest ......................................................................        416           256
                                                                                           --------      --------

Shareholders' Deficit:
   Additional paid-in capital ..........................................................     59,911        59,911
   Accumulated other comprehensive loss ................................................    (21,264)      (25,244)
   Retained deficit ....................................................................   (113,553)     (108,736)
                                                                                           --------      --------
     Total shareholders' deficit .......................................................    (74,906)      (74,069)
                                                                                           --------      --------
     Total .............................................................................   $206,109      $200,235
                                                                                           ========      ========


      See notes to condensed unaudited consolidated financial statements.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

           CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)
                                 (In thousands)

                                                                                              Quarters Ended
                                                                                                 March 31,
                                                                                           ----------------------
                                                                                             2004          003
                                                                                           --------      --------
Cash Flows from Operating Activities:
Net loss ...............................................................................   $(4,817)      $(4,297)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization .......................................................     1,962         2,032
   Interest accretion on Senior Discount Notes..........................................         -         1,198
   Deferred income taxes ...............................................................      (222)         (334)
   Restructuring charges................................................................        97             -
   Loss on sale of discontinued operations..............................................     1,162             -
   Change in operating assets and liabilities:
    Increase in accounts receivable ....................................................    (6,262)       (1,810)
    Increase in inventories ............................................................   (11,472)       (1,729)
    Increase in other current assets ...................................................    (1,213)         (726)
    Increase (decrease) in accounts payable and accrued expenses .......................     8,618          (698)
    Environmental payments .............................................................    (1,046)         (565)
    Restructuring payments .............................................................    (1,196)         (413)
    Other assets and liabilities, net ..................................................       523           805
Discontinued operations - operating activities .........................................      (719)       (1,111)
                                                                                           -------       -------
      Net cash used in operating activities ............................................   (14,585)       (7,648)
                                                                                           -------       -------

Cash Flows from Investing Activities:
Additions to property, plant and equipment .............................................      (289)         (821)
Proceeds from sale of discontinued operation............................................     8,275             -
Other, net .............................................................................    (1,370)        1,015
Discontinued operations - investing activities .........................................        33           (57)
                                                                                           -------       -------
      Net cash provided by investing activities ........................................     6,649           137
                                                                                           -------       -------

Cash Flows from Financing Activities:
Repayment of long-term debt, net .......................................................       (90)           (44)
Borrowings (repayment) of short-term debt, net .........................................     8,441        (1,029)
Restricted cash deposited to collateralize Revolving Credit facility....................    (7,000)            -
Discontinued operations - financing activities .........................................     1,139           369
                                                                                           -------       -------
      Net cash provided by (used in) financing activities ..............................     2,490          (704)
                                                                                           -------       -------

Effects of exchange rate changes on cash and cash equivalents ..........................       180           (89)
                                                                                           -------       -------

Net decrease in cash and cash equivalents...............................................    (5,266)       (8,304)
Cash and cash equivalents - beginning of period.........................................    18,557        24,256
                                                                                           -------       -------
Cash and cash equivalents - end of period...............................................   $13,291       $15,952
                                                                                           =======       =======


      See notes to condensed unaudited consolidated financial statements.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

         NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  Going Concern

      The accompanying consolidated financial statements have been prepared assuming that Metallurg Holdings, Inc. ("Metallurg Holdings") and its consolidated subsidiaries, (collectively, the "Company") will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's financial performance over the past year, however, has been adversely impacted by increased competition, lower overall demand from customers and lackluster economic conditions worldwide, which put significant downward pressure on the selling price of the Company's products.

      Metallurg Holdings currently does not expect to have sufficient cash on hand to make the interest payments due on $121 million of 12 3/4% Senior Discount Notes due 2008 (the "Senior Discount Notes"). Metallurg Holdings' balance sheet is comprised primarily of its equity, the Senior Discount Notes and its investment in Metallurg, Inc. As all of Metallurg, Inc.'s outstanding common stock has been pledged as collateral for Metallurg Holdings' obligations under the Senior Discount Notes, if Metallurg Holdings is unable to make interest payments when due, it could lead to a foreclosure on its assets, principally Metallurg, Inc.'s common stock. Such foreclosure would further create a default under Metallurg, Inc.'s indenture, dated as of November 25, 1997, governing its $100 million aggregate principal amount of 11% Senior
Notes due 2007 (the "Senior Notes") and could result in an accelerated maturity of such Senior Notes.

      The Company is highly leveraged. Interest payments of $2.6 million are due both in July 2004 and January 2005 on the Senior Discount Notes and payments of $5.5 million are due in both June and December 2004 on the Senior Notes. In addition, Metallurg, Inc.'s credit facility with certain financial institutions led by Fleet National Bank as agent (the "Revolving Credit Facility") with an outstanding amount of $20.8 million at March 31, 2004, consisting of outstanding letters of credit, is scheduled to expire on October 29, 2004. Metallurg, Inc. is currently in compliance with the terms of the Revolving Credit Facility, as amended. In the event the Company does not succeed in its restructuring efforts, described below, it is likely that liquidity will be inadequate to enable the Company to continue to make the interest payments required with respect to the Senior Discount Notes and the Senior Notes and repay the Revolving Credit Facility.

      In March 2004, Metallurg, Inc. retained Compass Advisers, LLP, as financial advisors, and Paul, Weiss, Rifkind, Wharton & Garrison, LLP, as legal counsel, to assist the Company in analyzing and evaluating possible transactions for the principal purpose of restructuring the Company's balance sheet. The Company is currently engaged in discussions with potential lenders about the refinancing of its senior indebtedness. The Company neither expresses any opinion nor gives any assurances whatsoever regarding whether, when, or on what terms it will be able to refinance its outstanding senior indebtedness or complete any broader restructuring of its balance sheet. Management believes that the refinancing and restructuring of the Company's outstanding senior indebtedness and balance sheet is essential to the long-term viability of the Company. If the Company is not able to reach agreements that favorably resolve these issues, the Company likely will not have adequate liquidity to enable it to continue to make the interest payments required with respect to its Senior Discount Notes, its Senior Notes, or to repay its revolving credit facility with Fleet National Bank (which matures on October 29, 2004). In such event, the Company may have to resort to certain other measures to resolve its liquidity issues, including ultimately seeking the protection afforded under the United States Bankruptcy Code. Furthermore, any negotiated refinancing of the Company's senior indebtedness or negotiated restructuring of the Company's balance sheet may require that the Company seek the protection afforded under the reorganization provisions of the United States Bankruptcy Code.

      The consolidated financial statements do not include any adjustments, which could be significant, relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

2.  Basis of Presentation

      The accompanying condensed unaudited consolidated financial statements include the accounts of Metallurg Holdings. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Accounting Principles Board Opinion No. 28. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet as of December 31, 2003 was derived from audited financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year. These financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's current report on Form 8-K filed on April 14, 2004.

      The Company is wholly owned by a group of investors led by and including Safeguard International Fund, L.P. ("Safeguard International"), an international private equity fund that invests primarily in equity securities of companies in process industries.

      Metallurg Holdings' balance sheet is comprised primarily of its investment in Metallurg, Inc. and its Senior Discount Notes.

      The Company has restated its financial statements for the prior period to reflect a new reporting entity that excludes certain subsidiaries sold to related parties on September 30, 2003.

      On March 8, 2004, the Company completed the sale of its South African sales office to a group of investors, including local management. Accordingly, the operating results for this entity have been reported as discontinued operations for all periods presented. See "Note 4. Discontinued Operations".

      Earnings per share is not presented since Metallurg Holdings is wholly owned by a group of private investors led by and including Safeguard International.

3.  Stock-Based Compensation

      Metallurg accounts for its stock-based compensation plan using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation cost is reflected in net income, as all options granted under this plan had an exercise price at least equal to the estimated market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income of the Company if Metallurg had applied the fair value measurement and recognition methods prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" to record expense for stock option compensation (in thousands):

                             Quarter Ended March 31,
                                                       ----------------------
                                                         2004          2003
                                                       --------      --------
 Net loss, as reported..........................       $(4,817)      $(4,297)
 Less:  compensation  expense for option  awards
   determined  by the fair value  based  method,
   net of related tax effects ..................            10            14
                                                       -------       -------
     Pro forma net loss.........................       $(4,827)      $(4,311)
                                                       =======       =======

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

4.  Discontinued Operation

      On March 8, 2004, the Company completed the sale of its South African sales office to a group of investors, including local management, for a total purchase price of $9,100,000 and recorded a loss of $1,162,000. In connection with the sale, the Company accepted a note receivable for $1,370,000 from the buyers, to be repaid in three equal installments plus interest at LIBOR plus 1% over two years. The consolidated financial statements have been restated to reflect the discontinued operation for all periods presented. The following table summarizes certain financial information related to these discontinued operations prior to sale (in thousands):

                                                        Three months ended
                                                             March 31,
                                                       ---------------------
                                                         2004          2003
                                                       -------       -------
Results of operations:
Total revenue.....................................     $ 9,140       $13,045
Income before income tax provision................         509           769

                                                    December 31,
                                                        2003
                                                    ------------
Significant assets and liabilities:
Accounts receivable, net..........................     $ 7,122
Inventories.......................................       7,231
Property, plant and equipment, net................       1,352
Other assets......................................         981
                                                       -------
      Total assets................................      16,686
                                                       -------

Short-term debt...................................       2,686
Accounts payable..................................       5,583
Accrued expenses..................................       1,440
Other liabilities.................................         352
                                                       -------
      Total liabilities...........................      10,061
                                                       -------

      Net assets..................................     $ 6,625
                                                       =======


5.  Segments and Related Information

      The Company operates in one significant industry segment, the manufacture and sale of performance-enhancing additives mainly for the metallurgical industry. The Company is organized around its major production facilities in the U.K., the U.S. and Brazil. In addition to its own products, the Company distributes complementary products manufactured by third parties.

Reportable Segments

      London & Scandinavian Metallurgical Co Limited and its subsidiaries (collectively, "LSM") - This unit is comprised mainly of three production facilities in the U.K. and another in Norway which manufacture and sell aluminum alloy grain refiners and alloying tablets for the aluminum industry, chromium metal and specialty ferroalloys for the steel and superalloy industries and aluminum powder for various metal powder-consuming industries. As a result of continuing weakness in operating performance, LSM commenced a restructuring program in the second half of 2003. LSM discontinued its metal catalyst business in the fourth quarter of 2003 and announced the closure of its Norwegian production facility in 2004. See Note 6. "Restructuring and Asset Impairment Charges".

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

5.  Segments and Related Information - (Continued)

      Shieldalloy Metallurgical Corporation ("SMC") - This unit is comprised of two production facilities in the U.S. The Ohio plant manufactures and sells ferrovanadium and vanadium-based chemicals used mostly in the steel and petrochemical industries. The New Jersey plant manufactures and sells alloying tablets for the aluminum industry and metal powders for the welding industry.

      Companhia Industrial Fluminense ("CIF") - This unit is comprised mainly of two production facilities in Brazil. The Sao Joao del Rei plant manufactures and sells aluminum alloy grain refiners and alloying tablets for the aluminum industry and metal oxides used in the telecommunications, superalloy and specialty metal industries. The Nazareno mine extracts and concentrates ores containing tantalum and niobium that are processed, along with other raw materials, into metal oxides at the Sao Joao del Rei plant.

      In addition to their manufacturing operations, LSM and SMC import and distribute complementary products manufactured by affiliates and third parties.

      Summarized financial information concerning the Company's reportable segments is shown in the following table (in thousands). Each segment records direct expenses related to its employees and operations. The "Other" column includes corporate-related items and results of subsidiaries not meeting the quantitative thresholds as prescribed by applicable accounting rules for determining reportable segments. The Company does not allocate general corporate overhead expenses to operating segments. The accounting policies of the segments are the same as those for the consolidated group. Transactions among segments are established based on negotiation among the parties.

                                                                                            Intersegment     Consolidated
                                         LSM          SMC           CIF         Other       Eliminations        Totals
                                     ------------ ------------- ------------ ------------- ---------------  ---------------
Quarter Ended March 31, 2004
Revenue from external customers....     $35,434     $29,183       $6,938       $3,995                          $75,550
Intergroup revenue.................       7,583       1,269        2,902        2,028         $(13,782)              -
Income tax provision (benefit) ....          89         402           35         (430)               -              96
Net income (loss)..................         313        (263)         214       (1,386)          (3,695)         (4,817)


                                                                                            Intersegment     Consolidated
                                         LSM          SMC           CIF         Other       Eliminations        Totals
                                     ------------ ------------- ------------ ------------- ---------------  ---------------
Quarter Ended March 31, 2003
Revenue from external customers....     $38,786     $21,384       $4,169       $5,806                          $70,145
Intergroup revenue.................       6,913         569        2,914          351         $(10,747)              -
Income tax provision (benefit).....         117           7          127          (46)               -             205
Net income (loss)..................         190        (264)         297       (2,253)          (2,267)        $(4,297)

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

6.  Restructuring and Asset Impairment Charges

      In 2003, due to continuing weakness in operating performance, particularly in its metal catalyst and aluminum businesses, LSM recorded a restructuring charge of $10,358,000, consisting of (i) $3,652,000 of severance costs for 62 employees, (ii) asset impairment charges of $6,706,000 relating to its metal catalyst business and its production facilities in Norway. Sixty of those employees have been terminated through March 31, 2004. In January 2004, LSM announced a restructuring at its aluminum powder division. Eleven employees were terminated and $97,000 was recorded as restructuring expense in the first quarter. In the first quarter of 2004, LSM announced the closure of its aluminum production facility in Norway. There were no amounts related to this closure that can be classified as restructuring charges under prescribed accounting rules through March 31, 2004.

      In a continuing effort to improve the Company's competitive position and to reduce costs, a plan was implemented in the third quarter of 2003 to consolidate sales and administrative functions performed by the Company's Canadian operations into the New Jersey operations of SMC. As a result of this plan, the Company's Canadian subsidiary recognized a restructuring charge of $417,000 for severance costs of seven employees. Of this amount, $405,000 has been paid through March 31, 2004.

      Also in 2003, Metallurg transferred certain sales and administrative functions for tantalum and niobium products from its headquarters location to its production facilities in Brazil. As a result, severance costs of $120,000 for two employees were recorded at December 31, 2003. Of this amount, $77,000 has been paid through March 31, 2004.

      In 2002, Metallurg, Inc. recorded a restructuring charge of $1,989,000 for severance costs of nine employees terminated during the year at its headquarters location. Under the terms of certain executive employment and severance agreements, the severance was to be paid over a period of up to 18 months. Of this amount, $1,910,000 has been paid through March 31, 2004.

      A summary of the restructuring and asset impairment charges is as follows (in thousands):

                                                             Utilization through
                                                               March, 31, 2004           Balance at
                                              Total        ----------------------         March 31,
                                            Provision        Cash        Non-cash           2004
                                            ---------      -------       --------        ----------
   LSM:
   Severance and other employee costs....    $ 3,749       $(3,220)       $    30           $559
   Write-down of plant and equipment.....      6,706             -         (6,706)             -
                                             -------       -------        -------           ----
                                              10,455        (3,220)        (6,676)           559
   Other:
   Severance and other employee costs....      2,526        (2,392)             -            134
                                             -------       -------        -------           ----
        Total............................    $12,981       $(5,612)       $(6,676)          $693
                                             =======       =======        =======           ====

7.  Restricted cash

      On January 14, 2004, the Revolving Credit Facility was amended and the minimum liquidity covenant was eliminated. In its place, the Company was required to deposit a total of $7,000,000 into a special cash collateral account as additional security for the Revolving Credit Facility.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

8.  Inventories

      Inventories consist of the following (in thousands):

                                           March 31,      December 31,
                                              2004           2003
                                           ---------      ------------
        Raw materials................       $17,268         $ 8,855
        Work in process..............           877             467
        Finished goods...............        36,858          33,762
        Other........................         1,282           1,373
                                            -------         -------
            Total...................        $56,285         $44,457
                                            =======         =======

9.  Contingent Liabilities

      The Company defends, from time to time, various claims and legal actions arising in the normal course of business, including those relating to environmental matters. Management believes, based on the advice of counsel, that the outcome of such matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. There can be no assurance, however, that future litigation or proceedings will not result in an adverse judgment against the Company that could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows in the future.

10.  Retirement Plans

      The Company maintains defined benefit plans for its employees in the U.S., the U.K. and Norway. Net pension cost for these plans consisted of the following for the quarters ended March 31, 2004 and 2003, respectively (in thousands):

                                                     Quarters ended March 31,
                                                     ------------------------
                                                       2004            2003
                                                      -------         -------
Components of net periodic benefit cost:
   Service cost.................................      $  828          $  694
   Interest cost................................       1,875           1,682
   Expected return on plan assets...............      (1,877)         (1,442)
   Net amortization and deferral................         659             772
                                                      ------          ------
      Total net periodic benefit cost...........      $1,485          $1,706
                                                      ======          ======

      The Company previously disclosed in its financial statements for the year ended December 31, 2003 that it expected to contribute $4,694,000 to its pension plans in 2004. As of March 31, 2004, $1,375,000 of contributions have been made. The Company presently anticipates contributing an additional $4,412,000 to fund its pension plan in 2004 for a total of $5,787,000.

11. Related Party Transactions

      On January 15, 2004, a related party bought a $1,077,000 note from Metallurg Holdings with the proceeds of the interest payment due to them as a holder of Senior Discount Notes. This note is classified as long-term debt and is payable on July 15, 2008 along with interest accrued at 12 3/4% per annum.

      During February 2004, SMC was awarded a five-year supply contract by Comision Federal de Electricidad, the national electric utility company of Mexico, for vanadium-containing raw materials for its Cambridge, Ohio plant. The terms of the contract required an upfront payment of approximately $9 million. Safeguard International, for its own account and the accounts of others, and SCP Private Equity Partners, L.P., another shareholder of Metallurg Holdings, provided an $8 million loan so that SMC can complete the purchase. The loan bears interest at 8% and is collateralized by a second lien on all of the assets of the Borrowers and Guarantors under the Revolving Credit Facility.

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

12. Supplemental Guarantor Information

      In November 1997, Metallurg, Inc. issued $100 million principal amount of its 11% Senior Notes due 2007. Under the terms of the Senior Notes, SMC, Metallurg Holdings Corporation, Metallurg Services, Inc., Metallurg International Resources, LLC ("MIR, LLC") and MIR (China), Inc. (collectively, the "Guarantors"), wholly owned subsidiaries of Metallurg, Inc., have fully and unconditionally guaranteed on a joint and several basis Metallurg, Inc.'s obligations to pay principal, premium and interest relative to the Senior Notes. Management has determined that separate, full financial statements of the Guarantors would not be material to potential investors and, accordingly, such financial statements are not provided. Supplemental financial information of the Guarantors is presented below.

                Metallurg, Inc. and its Consolidated Subsidiaries
           Condensed Consolidating Statement of Operations (Unaudited)
                          Quarter Ended March 31, 2004
                                 (In thousands)

                                                                  Combined      Combined
                                                 Metallurg,      Guarantor    Non-Guarantor
                                                    Inc.        Subsidiaries  Subsidiaries   Eliminations   Consolidated
                                                 ---------      ------------  -------------- ------------   ------------
Total revenue............................                          $32,734       $55,636       $(12,820)       $75,550
                                                                   -------       -------       --------        -------
Operating costs and expenses:
   Cost of sales.........................                           30,229        50,406        (12,401)        68,234
   Selling, general and administrative
     expenses ...........................          $ 1,293           1,827         3,844              -          6,964
   Restructuring charges.................                -               -            97              -             97
                                                   -------         -------       -------       --------        -------
   Total operating costs and expenses....            1,293          32,056        54,347        (12,401)         75,295
                                                   -------         -------       -------       --------        -------

   Operating (loss) income...............           (1,293)            678         1,289           (419)           255

Other income (expense):
   Other income, net.....................                -               -            48              -             48
   Interest (expense) income, net........           (2,193)            134          (862)             -         (2,921)
   Equity in earnings of subsidiaries....             (441)          2,852           865         (3,276)             -
                                                   -------         -------       -------       --------        -------
  (Loss) income before income tax
     (benefit) provision and minority
     interest............................           (3,927)          3,664         1,340         (3,695)        (2,618)
Income tax (benefit) provision...........             (458)            496            58              -             96
                                                   -------         -------       -------       --------        -------
   (Loss) income before minority
     interest............................           (3,469)          3,168         1,282         (3,695)        (2,714)
Minority interest........................                -               -            39              -             39
                                                   -------         -------       -------       --------        -------

   (Loss) income before discontinued
     operations..........................           (3,469)          3,168         1,321         (3,695)        (2,675)
Discontinued operations..................              (30)         (3,577)        2,783              -           (824)
                                                   -------         -------       -------       --------        -------

   Net (loss) income ....................           (3,499)           (409)        4,104         (3,695)        (3,499)

Other comprehensive income (loss):
   Foreign currency translation
     adjustment..........................            3,113           3,113         5,743         (8,856)         3,113
   Deferred gain on derivatives, net                   867             867         1,734         (2,601)           867
                                                   -------         -------       -------       --------        -------
   Comprehensive income..................          $   481         $ 3,571       $11,581       $(15,152)       $   481
                                                   =======         =======       =======       ========        =======

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

12.  Supplemental Guarantor Information - (Continued)

                Metallurg, Inc. and its Consolidated Subsidiaries
                Condensed Consolidating Balance Sheet (Unaudited)
                              Ended March 31, 2004
                                 (In thousands)

                                                                  Combined       Combined
                                                 Metallurg,       Guarantor    Non-Guarantor
                                                    Inc.        Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                                 ----------     ------------   ------------    ------------    ------------
ASSETS
Current Assets:
   Cash and cash equivalents..............        $  4,819        $     64       $  8,090                        $ 12,973
   Restricted cash........................           7,000               -              -                           7,000
   Accounts receivable, net...............          46,075          23,575         40,044       $ (64,977)         44,717
   Inventories............................               -          31,027         25,858            (600)         56,285
   Prepaid expenses and other current
     assets...............................           1,170           3,072          8,297          (3,009)          9,530
                                                  --------        --------       --------       ---------        --------
       Total current assets...............          59,064          57,738         82,289         (68,586)        130,505
Investments - intergroup..................          48,661           2,280         31,490         (82,431)              -
Property, plant and equipment, net........             209          21,148         32,009               -          53,366
Other assets..............................          10,587          57,944         10,783         (57,826)         21,488
                                                  --------        --------       --------       ---------        --------
       Total..............................        $118,521        $139,110       $156,571       $(208,843)       $205,359
                                                  ========        ========       ========       =========        ========

LIABILITIES AND SHAREHOLDER'S
   (DEFICIT) EQUITY
Current Liabilities:
   Short-term debt and current portion of
     long-term debt.......................        $  8,000                       $  9,300                        $ 17,300
   Accounts payable......................            7,734        $ 60,276         28,389        $(64,977)         31,422
   Accrued expenses.......................           4,350           8,175          2,992               -          15,517
   Other current liabilities..............               -           3,009            554          (3,009)            554
                                                  --------        --------       --------       ---------        --------
       Total current liabilities..........          20,084          71,460         41,235         (67,986)         64,793
                                                  --------        --------       --------       ---------        --------
Long-term Liabilities:
   Long-term debt.........................         100,000               -         19,878               -         119,878
   Accrued pension liabilities............           5,726             687         24,482               -          30,895
   Environmental liabilities, net.........               -          21,056             75               -          21,131
   Other liabilities......................          25,476               -         33,361         (57,826)          1,011
                                                  --------        --------       --------       ---------        --------
       Total long-term liabilities........         131,202          21,743         77,796         (57,826)        172,915
                                                  --------        --------       --------       ---------        --------
       Total liabilities..................         151,286          93,203        119,031        (125,812)        237,708
                                                  --------        --------       --------       ---------        --------

Minority Interest.........................               -               -            416               -             416
                                                  --------        --------       --------       ---------        --------
Shareholder's (Deficit) Equity:
   Common stock...........................              50           1,217        109,133        (110,350)             50
   Due from parent company................         (23,209)              -              -               -         (23,209)
   Additional paid-in capital.............          67,324         127,457          7,076        (134,533)         67,324
   Accumulated other comprehensive loss...         (21,667)        (18,178)       (33,570)         51,748         (21,667)
   Retained deficit.......................         (55,263)        (64,589)       (45,515)        110,104         (55,263)
                                                  --------        --------       --------       ---------        --------
       Total shareholder's (deficit)
       equity.............................         (32,765)         45,907         37,124         (83,031)        (32,765)
                                                  --------        --------       --------       ---------        --------
       Total..............................        $118,521        $139,110       $156,571       $(208,843)       $205,359
                                                  ========        ========       ========       =========        ========

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES

                    NOTES TO CONDENSED UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)

12.  Supplemental Guarantor Information - (Continued)

                Metallurg, Inc. and its Consolidated Subsidiaries
           Condensed Consolidating Statement of Cash Flows (Unaudited)
                          Quarter Ended March 31, 2004
                                 (In thousands)

                                                                       Combined       Combined
                                                         Metallurg,    Guarantor    Non-Guarantor
                                                            Inc.      Subsidiaries   Subsidiaries    Consolidated
                                                         ----------   ------------   ------------    ------------
Cash Flows from Operating Activities..............        $  (601)      $(11,053)      $(1,436)       $(13,090)
                                                          -------       --------       -------        --------

Cash Flows from Investing Activities:
   Additions to property, plant and equipment.....             (2)           (97)         (190)           (289)
   Other, net.....................................              -              -         6,938           6,938
                                                          -------       --------       -------        --------
      Net cash (used in) provided by investing
       activities.................................             (2)           (97)        6,748           6,649
                                                          -------       --------       -------        --------

Cash Flows from Financing Activities:
   Intergroup (repayments) borrowings.............         (8,312)        18,199        (9,887)              -
   Repayment of long-term debt, net...............              -              -           (90)            (90)
   Borrowings of short-term debt, net.............          8,000              -           441           8,441
   Dividends received (paid)......................          7,819         (7,730)          (89)              -
   Restricted cash deposited to collateralize
      Revolving Credit Facility...................         (7,000)             -             -          (7,000)
   Other, net.....................................         (1,494)             -         1,139            (355)
                                                          -------       --------       -------        --------
        Net cash (used in) provided by
          financing activities....................           (987)        10,469        (8,486)            996
                                                          -------       --------       -------        --------

Effects of exchange rate changes on cash and cash
   equivalents....................................              -              -           180             180
                                                          -------       --------       -------        --------

Net decrease in cash and cash equivalents.........         (1,590)          (681)       (2,994)         (5,265)

Cash and cash equivalents -
   beginning of period............................          6,409            745        11,084          18,238
                                                          -------       --------       -------        --------
Cash and cash equivalents -
   end of period..................................        $ 4,819       $     64       $ 8,090        $ 12,973
                                                          =======       ========       =======        ========